Exhibit 99.1

RTI Reports Record Revenues as Part of 2012 Results

2012 Operating Income Nearly Doubles Previous Year

Consolidated Revenue and Operating Earnings Growth Expected in 2013

PITTSBURGH--(BUSINESS WIRE)--February 6, 2013--RTI International Metals, Inc. (NYSE: RTI) reported today record revenues and a 98.2% increase in operating income in 2012 over the previous years’ financial results. In releasing its financial performance for the fourth quarter and full-year 2012, RTI also forecasted continued growth in revenue and operating income for 2013.

Highlights of RTI’s fourth quarter and full-year results for 2012 follow:

Financial Summary

For the fourth quarter of 2012:

  Net sales rose almost 40% to $196.4 million compared to $141.9 million in 2011.
  Operating income increased significantly to $17.2 million, compared to $4.6 million for the prior year.
  Net income was $7.1 million, or $0.23 per diluted share, compared to breakeven for the same period in the prior year.
  Titanium mill product shipments during the quarter were 3.7 million pounds at an average realized price of $19.13 per pound. This compares to fourth quarter 2011 titanium mill product shipments of 4.0 million pounds at an average realized price of $19.11 per pound.

For the FY 2012:

  Net sales rose almost 40% to $738.6 million compared to $529.7 million in 2011.
  Operating income for the year nearly doubled to $55.0 million, compared to $27.8 million for the prior year.
  Net income was $23.5 million for 2012, or $0.77 per diluted share, versus net income of $6.6 million, or $0.22 per diluted share, for the prior year.
  Titanium mill product shipments for the year were 16.5 million pounds at an average realized price of $19.14 per pound. This compares to 14.7 million pounds at an average realized price of $19.54 per pound in 2011.
  The Company ended 2012 with cash of $97.2 million and $230.0 million of convertible debt due in 2015.
  Backlog increased 16.4% year-over-year from $476 million to $554 million.
  Sales from recent acquisitions were $146.3 million

Successful Acquisition and Diversification Efforts Highlight 2012

During 2012, RTI progressed in its transformation to a fully-integrated manufacturer and fabricator of advanced titanium products serving diversified markets that include aerospace and defense, medical devices and energy exploration and production. The centerpiece of this progress was the acquisition and integration of Remmele Engineering. Remmele added significant engineering and advanced robotic manufacturing to RTI’s capabilities and diversified RTI into a fast-growing new end market – process design and contract manufacturing of medical device titanium components.

Also during 2012, RTI benefited from the growing needs of its energy market customers for advanced, engineered structural components for deepwater drilling and exploration applications. The increase in demand tripled sales to this sector of the Company’s business versus the previous year.

Titanium Group

For the fourth quarter of 2012, the Titanium Group posted operating income of $10.3 million on sales of $76.6 million, including intersegment sales of $37.1 million. During the same period in 2011, this Group had operating income of $6.1 million on sales of $81.1 million, including intersegment sales of $37.3 million. The increase in operating income during the quarter was driven primarily by lower scrap material input costs and improved operational performance at the Martinsville facility.

Sales in 2012 for the Titanium Group were $338.0 million, including intersegment sales of $178.4 million, versus sales of $312.7 million and intersegment sales of $152.0 million in 2011. The Group had operating income of $26.2 million for the year, compared to operating income of $29.0 million in 2011. The reduction in operating income was driven primarily by lower volumes and losses associated with a fire at the Canton, Ohio, manufacturing facility in September of 2012.

Mill product shipments for the fourth quarter were 3.7 million pounds at an average realized price of $19.13 per pound compared to mill product shipments of 4.0 million pounds in the fourth quarter of 2011 at an average realized price of $19.11 per pound. Mill product shipments for the full year were 16.5 million pounds at an average realized price of $19.14 per pound compared to mill product shipments of 14.7 million pounds in 2011 at an average realized price of $19.54 per pound.

Fabrication Group

During the fourth quarter of 2012, the Fabrication Group posted operating income of $4.1 million on net sales of $101.3 million. For the same period in 2011, this Group had an operating loss of $3.2 million on net sales of $40.0 million.

In 2012, net sales for the Fabrication Group were $335.3 million versus $150.5 million in 2011. This Group had operating income of $12.5 million for the year compared to an operating loss of $11.2 million in 2011. The more than double year-over-year sales increase and transition from an operating loss to an operating profit in 2012 was driven primarily by the acquisition of Remmele Engineering in February of 2012, a full-year contribution from RTI Advanced Forming, which was acquired in November of 2011, increased shipments of precision machined titanium components for the Boeing 787 Dreamliner, and a tripling of sales of engineered components for subsea applications, primarily in the Gulf of Mexico.

Distribution Group

For the fourth quarter of 2012, the Distribution Group posted operating income of $2.8 million on net sales of $55.6 million. For the same period in 2011, the Group had operating income of $1.7 million on net sales of $58.2 million.

For 2012, net sales for the Distribution Group were $243.7 million, versus $218.4 million in 2011. The Group had operating income of $16.3 million for the year, compared to operating income of $10.0 million in 2011. The Group’s results reflect increased demand for titanium materials from European customers supporting the Airbus supply chain.

CEO Comment / Outlook

“RTI’s fourth quarter financial performance capped a year that included record revenues and continued validation of RTI’s strategic direction. Fourth quarter results exceeded our expectations as a result of the Fabrication Group’s shipment of completed, engineered machined components for deepwater applications, the favorable scrap input costs in the Titanium Group, and sales that were anticipated to occur in the first quarter of 2013,” Dawne Hickton, Vice Chair, President and CEO of RTI said.

“Our results for the full year were positively impacted by both acquisitions as Remmele Engineering and RTI Advanced Forming performed as expected, as well as continued operational enhancements throughout our internal supply chain. In addition, sales associated with the 787 Dreamliner accelerated as we ended the year with total shipments of 44 seat track ship sets. Finally, demand for engineered components for deepwater applications was substantially above our initial 2012 forecast.

“For 2013, we expect to see modest growth in both our consolidated sales and operating income. Sales are currently anticipated to approach $775 million with operating income to be within a range of $65 to $75 million. Titanium mill product volumes are expected to be slightly lower than the 16.5 million pounds shipped in 2012. On the other hand, based on the latest information from Boeing, seat track component shipments for the 787 Dreamliner are expected to exceed 75 ship sets. Our capital expenditures are expected to be in the range of $50 to $60 million.

“Despite this guidance, I would caution investors that we expect the first half of the year to exhibit some softness with good momentum developing during the last six months, driven by an accelerated production schedule for 787 components and sequential increases in mill product demand. This early softness could result in first quarter operating income of less than $10 million.” Ms. Hickton concluded.

Conference Call Information

To participate in today's 10:00 a.m. Eastern Time conference call, please dial (USA/Canada) 888-895-5479 or (International) 847-619-6250 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

Replay Information

Replay of the call will be available one hour after the conference ends and remains accessible until Wednesday, February 20, 2013. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter pass code 3406 9732#.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, the impact of global events on the commercial aerospace industry, the impact from Boeing 787 production delays, military spending generally and demand from the Joint Strike Fighter program, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful integration of our recent acquisitions, global economic conditions, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, and the exhibits attached to those filings. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

RTI International Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world's most technologically sophisticated applications in commercial aerospace, defense, propulsion, energy, industrial, chemical, and medical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$196,406	$141,945	$738,608	$529,679
Cost and expenses:
Cost of sales	156,023	116,873	588,077	429,007
Selling, general, and administrative expenses	23,456	19,556	90,970	71,020
Research, technical, and product development expenses	983	945	4,164	3,392
Asset and asset-related charges (income)	(1,250)	-	367	(1,501)
Operating income	17,194	4,571	55,030	27,761
Other income (expense)	(818)	257	(484)	19
Interest income	15	240	148	1,151
Interest expense	(4,731)	(4,073)	(17,926)	(16,796)

Income before income taxes	11,660	995	36,768	12,135
Provision for income taxes	4,558	980	13,253	5,583
Net Income	$7,102	$15	$23,515	$6,552

Earnings per share:
Basic	$0.23	$-	$0.78	$0.22
Diluted	$0.23	$-	$0.77	$0.22

Weighted-average shares outstanding:
Basic	30,156,178	30,030,281	30,127,275	30,017,677
Diluted	30,296,176	30,181,071	30,257,688	30,257,185

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	December 31,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$97,190	$156,842
Short-term investments	-	164,255
Receivables, less allowance for doubtful accounts of $762 and $872	108,767	89,359
Inventories, net	405,289	275,059
Deferred income taxes	28,899	18,674
Other current assets	10,709	9,932
Total current assets	650,854	714,121
Property, plant, and equipment, net	375,996	289,434
Marketable securities	-	12,683
Goodwill	137,251	55,864
Other intangible assets, net	56,495	22,576
Deferred income taxes	33,287	27,424
Other noncurrent assets	5,844	5,173
Total assets	$1,259,727	$1,127,275

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$93,656	$59,591
Accrued wages and other employee costs	34,433	27,260
Unearned revenues	26,164	18,071
Other accrued liabilities	22,550	20,085
Total current liabilities	176,803	125,007
Long-term debt	198,337	186,981
Liability for post-retirement benefits	45,066	41,388
Liability for pension benefits	20,711	20,830
Deferred income taxes	51,452	13,606
Unearned revenues	9,991	7,956
Other noncurrent liabilities	11,798	8,755
Total liabilities	514,158	404,523
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,136,899 and 30,948,209 shares issued; 30,354,324 and 30,198,780 shares outstanding	311	309
Additional paid-in capital	484,798	479,245
Treasury stock, at cost; 782,575 and 749,249 shares	(18,399)	(17,657)
Accumulated other comprehensive loss	(44,722)	(39,211)
Retained earnings	323,581	300,066
Total shareholders’ equity	745,569	722,752
Total liabilities and shareholders’ equity	$1,259,727	$1,127,275

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)
	Year Ended
	December 31,
	2012	2011
Cash provided by operating activities (including adjustments for depreciation and amortization of $41,170 and $22,488 for the years ended December 31, 2012 and 2011, respectively)	$7,243	$14,835

Cash used in investing activities (1)	(67,568)	(235,046)

Cash provided by (used in) financing activities	(575)	350

Effect of exchange rate changes on cash and cash equivalents	1,248	(248)

Decrease in cash and cash equivalents	(59,652)	(220,109)
Cash and cash equivalents at beginning of period	156,842	376,951
Cash and cash equivalents at end of period	$97,190	$156,842

(1)	Includes cash used for the purchase of RTI Remmele Engineering, Inc. of $182,555 and net cash provided by the sale of available-for-sale investments of $176,771 in the current year compared to net purchases of investments of $160,409 in 2011.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales:
Titanium Group	$39,537	$43,762	$159,571	$160,745
Intersegment sales	37,065	37,299	178,405	151,976
Total Titanium Group sales	76,602	81,061	337,976	312,721

Fabrication Group	$101,297	$40,026	335,299	150,500
Intersegment sales	17,827	19,134	80,366	61,604
Total Fabrication Group sales	119,124	59,160	415,665	212,104

Distribution Group	$55,572	$58,157	243,738	218,434
Intersegment sales	1,069	144	3,773	1,200
Total Distribution Group sales	56,641	58,301	247,511	219,634

Eliminations	55,961	56,577	262,544	214,780
Total consolidated net sales	$196,406	$141,945	$738,608	$529,679

Operating income (loss):
Titanium Group before corporate allocations	$13,251	$9,559	$38,308	$40,034
Corporate allocations	(2,966)	(3,442)	(12,077)	(11,058)
Total Titanium Group operating income	10,285	6,117	26,231	28,976

Fabrication Group before corporate allocations	$8,022	$1,272	27,010	3,113
Corporate allocations	(3,950)	(4,468)	(14,493)	(14,338)
Total Fabrication Group operating income (loss)	4,072	(3,196)	12,517	(11,225)

Distribution Group before corporate allocations	$4,833	$4,325	24,274	18,598
Corporate allocations	(1,996)	(2,675)	(7,992)	(8,588)
Total Distribution Group operating income	2,837	1,650	16,282	10,010

Total consolidated operating income	$17,194	$4,571	$55,030	$27,761

CONTACT:
RTI International Metals, Inc.
Richard E. Leone, Director – Investor Relations, 330-544-7622
rleone@rtiintl.com